Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of July 9, 2021 (the “Effective Date”), is by and among (i) Yucaipa Acquisition Corporation, a Cayman Islands exempted company, (ii) SIGNA Sports United GmbH, a German limited liability company, and (iii) SIGNA International Sports Holding GmbH, a German limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of June 10, 2021 (as amended, the “Business Combination Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement (pursuant to and in accordance with Section 12.10 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.	Amendments to the Business Combination Agreement. Effective as of the Effective Date:

(a)	Section 2.01(a)(iii) is hereby amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

At the Effective Time, each Yucaipa Share (other than Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (A) each holder of a Yucaipa Share (other than the Pre-Closing Yucaipa Holders holding Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) will be entitled to a claim for a corresponding Equity Security in the Merger Sub that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time (each, a “Merger Claim” and collectively, the “Merger Claims”); (B) the Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of the holders of the Yucaipa Shares and in consideration for such contribution in kind TopCo shall issue a corresponding number of TopCo Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each Yucaipa Share, other than the Yucaipa Class B Shares held by Sponsor, being exchanged for one TopCo Ordinary Share), and in fulfillment of each such holder’s respective obligations to pay up such TopCo Ordinary Shares; and (C) notwithstanding clauses (A) and (B) of this Section 2.01(a)(iii), the 8,565,000 Yucaipa Class B Shares held by Sponsor will entitle Sponsor to a claim for 9,815,000 Merger Claims, which 9,815,000 Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of Sponsor and in consideration for such contribution in kind TopCo shall issue 9,815,000 TopCo Ordinary Shares, and in fulfillment of Sponsor’s obligation to pay up such TopCo Ordinary Shares (together the “Merger Consideration”) (such issuance, together with the Merger, the “TopCo-Yucaipa Business Combination”). From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of Yucaipa Shares or Yucaipa Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(b)	Section 10.02(c) is hereby amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

the aggregate amount of cash held in the Trust Account (after giving effect to Yucaipa Shareholder Redemptions and the PIPE Investment) shall be no less than an amount (such amount, the “Minimum Cash Amount”) equal to the greater of: (i) $522 million, net of any unpaid or contingent liabilities of Yucaipa (including, as applicable, any Yucaipa Transaction Expenses); and (ii) an aggregate amount equal to: (A) 60% of the Wiggle Consideration owed to the sellers under the Wiggle SPA plus (B) an amount equal to the aggregate estimated Company Transaction Expenses plus Yucaipa Transaction Expenses included in the TopCo Closing Statement and the Yucaipa Closing Statement, respectively plus (C) $150 million (the greater of clauses (i) and (ii), the “Minimum Available Cash Condition”);

(c)	All references to Section 2.01(b) shall hereinafter be replaced with references to Section 2.01(a)(iii).

2.

Miscellaneous. The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver or amendment of any provision of the Business Combination Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner
Name:	Ira Tochner
Title:	Chief Financial Officer and Chief Operating Officer

[Signature Page to First Amendment to Business Combination Agreement]

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephan Zoll
Name:	Stephan Zoll
Title:	Managing Director

SIGNA SPORTS UNITED GMBH

By:	/s/ Stefanie Kniepen
Name:	Stefanie Kniepen
Title:	Managing Director

[Signature Page to First Amendment to Business Combination Agreement]

SIGNA INTERNATIONAL SPORTS HOLDING GMBH

By:	/s/ Wolfram Keil
Name:	Wolfram Keil
Title:	Managing Director

[Signature Page to First Amendment to Business Combination Agreement]